Execution Version	Exhibit 10.10
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.
JOINT VENTURE AGREEMENT
between C3.ai and Baker Hughes, a GE company, LLC
June 6, 2019

TABLE OF CONTENTS

1.	CERTAIN DEFINITIONS	4
2.	APPOINTMENT OF BHGE	7
3.	DISTRIBUTION OF C3 OFFERINGS BY BHGE	8
4.	JOINT MARKETING	9
5.	MINIMUM ANNUAL REVENUE COMMITMENT	10
6.	DEVELOPMENT	10
7.	ALLIANCE MANAGEMENT	11
8.	INTELLECTUAL PROPERTY RIGHTS	11
9.	CONFIDENTIALITY	13
10.	INDEMNIFICATION	15
11.	WARRANTY DISCLAIMER; LIMITATION OF LIABILITY	16
12.	TERM AND TERMINATION	17
13.	GENERAL PROVISIONS	18

Exhibits
EXHIBIT A-1 –	C3 OFFERINGS AND CAPABILITIES
EXHIBIT A-2 –	BHGE DIGITAL OFFERINGS AND CAPABILITIES
EXHIBIT B-1 –	MINIMUM ANNUAL REVENUE COMMITMENT
EXHIBIT B-2 –	C3.AI REVENUE RECOGNITION POLICY
EXHIBIT C –	C3 PRICE LIST
EXHIBIT D-1 –	DISTRIBUTION OF C3 OFFERINGS BY BHGE AS A SALES REPRESENTATIVE
EXHIBIT D-2 –	DISTRIBUTION OF C3 OFFERINGS BY BHGE AS A RESELLER
EXHIBIT E –	DEVELOPMENT
EXHIBIT F –	ALLIANCE MANAGEMENT
EXHIBIT G-1 –	C3 MNDA
EXHIBIT G-2 –	TRIAL MSSA
EXHIBIT G-3 –	MSSA
EXHIBIT G-4 –	ORDER
EXHIBIT H –	RESTRICTED PURCHASERS
EXHIBIT I –	RESTRICTED PARTIES
EXHIBIT J –	[RESERVED]
EXHIBIT K –	APPROVED PARTNERS

Appendices
APPENDIX A-1.1 –	PRODUCT DATA SHEET FOR C3 AI SUITETM
APPENDIX A-1.2 –	PRODUCT DATA SHEET FOR C3 IDSTM
APPENDIX A-1.3 –	PRODUCT DATA SHEET FOR C3 ENTERPRISE DATA LAKETM
APPENDIX A-1.4 –	PRODUCT DATA SHEET FOR C3 VIRTUAL DATA LAKE
APPENDIX A-1.5 –	PRODUCT DATA SHEET FOR C3 EX MACHINATM
APPENDIX A-1.6 –	PRODUCT DATA SHEET FOR C3 AI APPLIANCE & EDGE COMPUTINGTM
APPENDIX E-1 –	PRODUCT STATEMENT OF DIRECTION FOR C3 RELIABILITYTM FOR OIL AND GAS
APPENDIX E2 –	PRODUCT STATEMENT OF DIRECTION FOR C3 PRODUCT OPTIMIZATIONTM FOR OIL AND GAS

This JOINT VENTURE AGREEMENT (this “Agreement”), effective as of June 6, 2019 (the “Effective Date”), is entered into by and between C3 IoT, Inc. d/b/a C3.ai, a Delaware corporation, with its principal place of business at 1300 Seaport Boulevard, Suite 500, Redwood City, CA, 94063 USA (“C3.ai”), and Baker Hughes, a GE company, LLC (“BHGE”) (each of C3.ai and BHGE, a “Party” and together, the “Parties”).
WHEREAS, C3.ai is a software provider for developing, deploying, and operating AI, predictive analytics, and IoT applications;
WHEREAS, BHGE is a leading oilfield industrial services, equipment, and digital services company;
WHEREAS, C3.ai and BHGE wish to accelerate the global enterprise digital transformation in the oil and gas industry by collaborating in the promotion, marketing, distribution, sale, and delivery of C3.ai’s products and services to oil and gas enterprise end customers;
WHEREAS, the Parties are entering into this Agreement to appoint BHGE to promote, market, distribute, and resell C3.ai’s software and services to BHGE’s customers worldwide, as specified in this Agreement; and
WHEREAS, to achieve success, each Party agrees to make significant operational investments and commitments, including certain technology development by C3.ai, and the efforts of, and management by BHGE of, BHGE’s marketing and sales organizations committed to selling C3.ai’s offerings, as specified in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:
1.CERTAIN DEFINITIONS
1.1“Affiliate” or “Affiliated” means any entity that directly or indirectly Controls, is Controlled by, or is under common Control with, the subject entity. “Control,” for purposes of this definition, means direct or indirect ownership or control of more than 50% of the voting interests of the subject entity; provided that, for the purposes of this Agreement, references to BHGE’s “Affiliates” shall be deemed to exclude General Electric Company and its subsidiaries that are not BHGE’s subsidiaries.
1.2“Anti-Corruption Laws” has the meaning as set forth in Section 13.4.
1.3“Approved Partners” has the meaning as set forth in Section 2.2.
1.4“BHGE/C3 Brand” has the meaning as set forth in Section 4.2.
1.5“BHGE Exclusivity” has the meaning as set forth in Section 2.2.
1.6“BHGE Field” means the worldwide oil and gas market that includes upstream, midstream, downstream, distribution, petrochemical, liquid natural gas and fertilizer industries as of the Effective Date of this Agreement, including companies engaged in the following activities: (a) drilling, evaluation, processing, completion and/or production, (b) compression and/or boosting liquids, and (c) pipeline inspection and/or integrity management.
1.7“BHGE Indemnified Parties” has the meaning as set forth in Section 10.2(a).
1.8“BHGE Marks” has the meaning as set forth in Section 8.2(b).
1.9“BHGE Offerings” has the meaning as set forth in Section 3.1(a).
1.10“BHGE Provided Technology” has the meaning as set forth in Section 8.4.

1.11“BHGE Technology” means all technology, products, and services of BHGE, including without limitation the BHGE Offerings (including the Updated BHGE Offerings) and BHGE Provided Technology.
1.12“C3 AI Suite” means a platform-as-a-service software solution for the design, development, provisioning, and operating of big data, predictive analytics, AI and/or IoT software-as-a-service applications, that is made generally commercially available by C3.ai as C3 AI SuiteTM and that is described in Appendix A-1.1.
1.13“C3 Capabilities” has the meaning as set forth in Section 3.1(a).
1.14“C3 House Account” means [***].
1.15“C3 House Account Agreements” means the agreements between C3.ai and/or its Affiliates, on the one hand, and C3 House Account, on the other hand, entered into prior to the Effective Date, and any and all renewals and expansions thereof.
1.16“C3 Marks” has the meaning as set forth in Section 8.2(a).
1.17“C3 MNDA” means the C3.ai’s standard mutual non-disclosure agreement in the form attached hereto as Exhibit G-1.
1.18“C3 Offering(s)” means [***].
1.19“C3 Offering Internal BHGE Subscription” means the non-exclusive subscription(s) purchased by BHGE to use the C3 Offerings for BHGE, its Affiliates, and its joint ventures pursuant to the master subscription and services agreement effective as of April 29, 2019 between the Parties, including any associated order forms or statements of work entered into thereunder (including the order form effective as of April 29, 2019 (the “Initial Order Form”)) (collectively, the “C3 Offering Internal BHGE Subscription MSSA”).
1.20“C3 Price List” means the amounts set forth in C3.ai’s price list for the C3 Offerings set forth in Exhibit C, as may be amended from time to time upon written notice by C3.ai.
1.21“C3 Revenue” means [***].
1.22“C3 Technology” means all technology, products, and services of C3.ai, including without limitation the C3 Offerings.
1.23“C3.ai Indemnified Parties” has the meaning as set forth in Section 10.1.
1.24“Claim Against BHGE” has the meaning as set forth in Section 10.2(a).
1.25“Claim Against C3.ai” has the meaning as set forth in Section 10.1.
1.26“Confidential Information” has the meaning as set forth in Section 9.1.
1.27“Customer(s)” has the meaning as set forth in Section 2.1.
1.28“Customer Opportunity” has the meaning as set forth in Section 12.3(c).
1.29“EAR” has the meaning as set forth in Section 13.3.
1.30“ECCN” has the meaning as set forth in Section 13.3.
1.31“Exclusive Opportunity Period” has the meaning as set forth in Section 12.3(c)

1.32“Executive Sponsor(s)” has the meaning as set forth in Section 7.3.
1.33“FDE” has the meaning as set forth in Section 3.2(b).
1.34“Feedback” has the meaning as set forth in Section 8.4.
1.35“Force Majeure Event” has the meaning as set forth in Section 13.9.
1.36“FTE” has the meaning as set forth in Section 3.2(a).
1.37“GAAP” means generally accepted accounting principles in the United States, consistently applied.
1.38“Initial Term” has the meaning as set forth in Section 12.1.
1.39“Intellectual Property Rights” means any and all intellectual property or similar proprietary rights throughout the world, including any and all common law and statutory rights anywhere in the world associated with patents and patent applications; copyrights, copyright registrations, and copyright applications; trade and industrial secrets, know-how, inventions, confidential information and other proprietary information; trademarks, trade names, logos, trade dress, and service marks; and any analogous rights to the foregoing.
1.40“IP Claim Against BHGE” has the meaning as set forth in Section 10.2(a).
1.41“Marketing Plan” has the meaning as set forth in Section 4.1.
1.42“Marks” means (a) with respect to BHGE, the BHGE Marks and (b) with respect to C3.ai, the C3 Marks.
1.43“MDF” has the meaning as set forth in Section 4.1.
1.44“MDF Contribution” has the meaning as set forth in Section 4.1.
1.45“Minimum Annual Revenue Commitment” means the annual C3 Revenue commitment made by BHGE for each year of the Term, in the amount(s) specified in Exhibit B-1.
1.46“MSSA” means C3.ai’s standard Master Subscription and Services Agreement for the sale of C3 Offerings, the current form of which is attached hereto as Exhibit G-3.
1.47“Offering” means (a) with respect to C3.ai, any of the C3 Offerings and (b) with respect to BHGE, any of the BHGE Offerings.
1.48“Order(s)” means an ordering document that specifies the C3 Offerings purchased by a Customer that is entered C3.ai and Customer, the current form of which is attached hereto as Exhibit G-4.
1.49“Personnel” has the meaning as set forth in Section 13.4.
1.50“Project Leader(s)” has the meaning as set forth in Section 7.1.
1.51“Renewal Term” has the meaning as set forth in Section 12.1.
1.52“Reseller” has the meaning as set forth in Section 2.1.
1.53“Restricted Parties” has the meaning as set forth in Section 9.2.

1.54“Restricted Purchaser” has the meaning as set forth in Section 13.10.
1.55“Revenue” means GAAP revenue recognized by C3.ai in the ordinary course of business. C3.ai’s current Revenue Recognition Policy is attached hereto as Exhibit B-2.
1.56“Rules of Arbitration” has the meaning as set forth in Section 13.11.
1.57“Rules of Mediation” has the meaning as set forth in Section 13.11.
1.58“Sales Agent” has the meaning as set forth in Section 2.1.
1.59“Sensitive Information” has the meaning as set forth in Section 9.1.
1.60“Term” has the meaning as set forth in Section 12.1
1.61“Third Party Component” has the meaning as set forth in Section 10.2(a).
1.62“Third Party Offering” means any software or services that BHGE or its Customer licenses or procures from a third party that a Customer uses in connection with, or which interoperates with, any C3 Offering.
1.63“Trial MSSA” means C3.ai’s standard Trial Master Subscription and Services Agreement for the trial of C3 Offerings, the current form of which is attached hereto as Exhibit G-2.
1.64“Updated BHGE Offerings” has the meaning as set forth in Section 3.1(a).
2.APPOINTMENT OF BHGE
2.1Appointment of BHGE. Subject to the terms and conditions of this Agreement, C3.ai appoints BHGE, and BHGE accepts such appointment, during the Term, to offer, market, promote, distribute, license to third parties and resell the C3 Offerings: (a) on an exclusive basis (as described in Section 2.2, but without limiting C3.ai’s rights set forth in Section 2.3), into the BHGE Field directly (including through Affiliates), or with C3’s prior approval (not to be unreasonably withheld, conditioned or delayed), through sub-distributors, to enterprise end customers (“Customer(s)”) (provided that the Parties shall work together to enable BHGE’s resale of the C3 Offering through indirect channels), and (b) subject to the prior written approval of C3.ai (subject to applicable antitrust and competition law), on a non-exclusive basis, to Customers outside the BHGE Field (including through Affiliates). In connection with the foregoing, BHGE (or its Affiliates) may act either as an independent sales representative as further described in Exhibit D-1 (“Sales Agent”) or as a reseller as further described in Exhibit D-2 (“Reseller”). Neither Party has the authority, express or implied, to make any commitment or incur any obligations on the other Party’s behalf.
2.2BHGE Exclusivity. In consideration for the rights granted under this Agreement, C3.ai shall not, during the Term, directly or indirectly, partner or collaborate (a) with a Restricted Purchaser or (b) without BHGE’s prior written approval, with any other third party (except the parties set forth in Exhibit K (“Approved Partners”), that are hereby expressly approved; provided that BHGE’s prior written approval shall be required prior to any use of the BHGE/C3 Brand by such Approved Partners), in each case for the purpose of the distribution, licensing, sale or resale of the C3 Offerings into the BHGE Field (“BHGE Exclusivity”).
2.3Reservation of Rights by C3.ai. Notwithstanding any other term of this Agreement, C3.ai reserves the right to promote, market, distribute, license, and sell the C3 Offerings (a) directly or through multiple channels of distribution (subject to Section 2.2) to Customers in the BHGE Field ([***]), and (b) directly or through multiple channels of distribution, outside of the BHGE Field.

2.4Implementation.
(a)Go-To-Market Plan and Sales Process. Subject to applicable antitrust and competition law, as promptly as reasonably practicable following the Effective Date, C3.ai shall provide to BHGE a list of existing prospects in the BHGE Field, and the Parties shall in good faith establish a go-to-market plan and a sales process to maximize sales in the BHGE Field and to mitigate channel conflicts.
(b)Compliance With Law. In connection with the foregoing, within thirty (30) days of the Effective Date, the Parties will collaborate in good faith to discuss and determine reasonable antitrust and competition law compliance guidance for each Party’s respective sales and technical staff involved in the activities contemplated by this Agreement, which guidance will address, without limitation, appropriate limitations on discussions of BHGE resale customer pricing and associated margins.
2.5Authorized BHGE Sub-Distributors. Each authorized sub-distributor of BHGE under this Agreement must be subject to a written agreement with BHGE that is pre-approved by C3.ai and consistent with the applicable terms of this Agreement.
3.DISTRIBUTION OF C3 OFFERINGS BY BHGE
3.1Preferred AI Platform.
(a)Non-Competition. In consideration for the rights granted under this Agreement, BHGE shall not, during the Term, promote, market, distribute, license to third parties, and sell in the BHGE Field any software products or related services with capabilities that are directly competitive with the C3 Offerings listed in Exhibit A-1 and the C3 capabilities listed in Exhibit A-1 (“C3 Capabilities”); provided that BHGE may continue to promote, market, distribute, license to third parties and sell (i) any of BHGE’s digital offerings existing as of the Effective Date, including BHGE’s digital offerings and BHGE’s digital capabilities listed in Exhibit A-2, as well as any derivatives and reasonable extensions thereof (such derivatives and reasonable extensions, collectively, the “Updated BHGE Offerings”), and (ii) any future digital offerings that do not compete with the C3 Offerings listed in Exhibit A-1 and the C3 Capabilities (the items described in (i) and (ii) above, collectively, the “BHGE Offerings”). Notwithstanding the foregoing, the Parties acknowledge that, to the extent BHGE adds capabilities directly competitive with the C3 Capabilities to the BHGE Offerings in order to make an Updated BHGE Offering, BHGE will use the C3 Offerings listed in Exhibit A-1 if it is practical to do so.
(b)Preferred AI Platform. The Parties shall publish a mutually agreed upon statement that the C3 AI Suite has been selected as BHGE’s internal use and external market offering standard for the design, development, and deployment of AI applications in connection with the joint marketing announcement published pursuant to Section 13.7.
3.2Resources:
(a)BHGE Sales Personnel. BHGE will maintain an adequate direct sales and marketing force to originate and help close commercial opportunities for C3 Offerings, including a minimum of dedicating [***] full-time equivalent (“FTE”) sales personnel during Year 1, [***] FTE sales personnel during Year 2, and [***] FTE sales personnel during Year 3. C3.ai shall cooperate with, and provide assistance to, BHGE in developing a sales plan.
(b)C3.ai FDE Personnel. C3.ai will maintain an adequate team of forward deployed engineering personnel (pre-sales) (“FDE”) that will assist BHGE sales team with customer visits, meetings, demonstrations, and sales calls. C3.ai will maintain the ratio of [***] C3 FDE to [***] BHGE direct sales FTEs.
(c)C3.ai Training. At the request of BHGE, C3.ai will provide annual sales training and annual train-the-trainer services to up to [***] BHGE sales personnel at no charge, except reasonable T&E expenses, if applicable, and will certify BHGE personnel to provide implementation and training to Customers. C3.ai will provide adequate training and follow-on support.
4.JOINT MARKETING
4.1Marketing Plan and MDF. The Parties agree to work together to develop within ninety (90) days of the Effective Date, a joint go-to-market plan (“Marketing Plan”) to promote and market the C3 Offerings in the BHGE Field, subject to applicable antitrust and competition law. The Parties will also establish a joint market development fund (“MDF”) to support the activities agreed under the Marketing Plan. Each Party agrees to contribute a minimum of [***] per contract year during the Term (“MDF Contribution”) to the MDF. The MDF will be used for cooperative marketing and promotion of the C3 Offerings within the BHGE Field as agreed in the Marketing Plan. The Parties agree to conduct quarterly meetings to approve the allocation of the MDF during the subsequent quarter. The initial such meeting shall be held within ninety (90) days of the Effective Date in connection with the development of the joint go-to-market plan pursuant to this Section 4.1. Notwithstanding any other term of this Agreement, MDF Contributions shall not be credited against any Minimum Annual Revenue Commitments.
4.2Co-Branding. The Parties agree that the C3 Offerings sold by or on behalf of BHGE hereunder or by or on behalf of C3.ai into the BHGE Field shall be co-branded with such brand as mutually agreed in writing by the Parties prior to the commencement of the promotion and marketing of the C3 Offerings in the BHGE Field (“BHGE/C3 Brand”). Notwithstanding such co-branding, nothing in this Agreement shall be deemed to result or be construed as resulting in the other Party’s obtaining any ownership interest whatsoever in the brand names, logos, trademarks, trade dress, or other Intellectual Property Rights of the other Party. No joint trademark rights are created under this Agreement. The Parties shall cooperate in good faith in connection with the maintenance, enforcement and protection of the BHGE/C3 Brand, including, as applicable, asserting the BHGE/C3 Brand against third parties. Notwithstanding the foregoing, BHGE’s prior written approval shall be required prior to any use of the BHGE/C3 Brand by any Approved Partners.
5.MINIMUM ANNUAL REVENUE COMMITMENT
5.1Minimum Annual Revenue Commitment.
(a)BHGE hereby makes an irrevocable, non-cancellable minimum commitment to C3.ai equal to the Minimum Annual Revenue Commitment.
(b)At the end of each year during the Term, C3.ai will provide to BHGE its calculation of the C3 Revenue and the terms set forth in Exhibit B-1 shall apply.
5.2C3 House Account. Notwithstanding anything to the contrary set forth in this Agreement, if BHGE solicits, actively drives, and completes a new sale of a C3 Offering to a C3 House Account, then with C3.ai’s prior written agreement, C3.ai may count such sale against the Minimum Annual Revenue Commitment.
5.3Expenses. Except as expressly set forth in this Agreement, each Party shall bear its own costs and expenses that it incurs in carrying out its obligations under this Agreement.
5.4Records and Reporting. During the Term and for three (3) years thereafter, each Party shall maintain complete and accurate books and records regarding (a) in the case of BHGE, its direct and indirect sales of the C3 Offerings, and (b) in the case of C3.ai, its direct and indirect sales of the C3 Offerings into the BHGE Field and the annual C3 Revenue. Each Party shall provide to the other Party quarterly sales reports summarizing direct and indirect C3 Offerings sales and distribution in the immediately preceding fiscal quarter (for the avoidance of doubt, C3.ai shall only be obligated to provide such sales reports with respect to sales and distribution into the BHGE Field). The preliminary quarterly sales reports shall be provided no later than five (5) days of the applicable quarter end, and the final quarterly sales reports shall be provided within ten (10) days of the applicable quarter end.

5.5Audit. Each Party may appoint an independent third party auditor reasonably acceptable to the other Party, to audit the other Party’s relevant records solely for the purpose of confirming such other Party’s compliance with its obligations under this Agreement. Any such audit will be conducted upon reasonable prior written notice, not more than once every year during the Term, and up to one (1) time within three (3) years thereafter, at the audited Party’s facilities during normal business hours with minimal disruption to the audited Party’s operations. The audit will be conducted at the auditing Party’s sole expense unless the results of an audit establish that the audited Party is not in material compliance with its obligations under this Agreement, in which case the audited Party shall promptly correct any such noncompliance and shall bear the reasonable cost of the audit.
6.DEVELOPMENT
6.1C3 Applications Development. C3.ai shall use commercially reasonable efforts to develop and maintain the C3 Applications for Oil and Gas listed in Exhibit E, and the Parties shall otherwise comply with their respective obligations set forth in Exhibit E.
6.2Changes to the C3 Offerings. C3.ai reserves the right at any time in its absolute discretion to update, modify or expand the C3 Offerings, or replace any features or functionality thereof; provided that (a) C3.ai shall not discontinue or decrease the functionality of the C3 Offerings (i) that are C3 Applications for Oil and Gas, unless mutually agreed between the Parties, or (ii) that have been sold to Customers as authorized under this Agreement, if such discontinuance or decrease in functionality of the C3 Offerings would result in a liability to BHGE under then existing contracts with Customers, and (b) C3.ai shall keep BHGE informed of any upcoming updates, modifications, expansions or deprecations to the C3 Offerings on a quarterly basis in connection with one of the monthly meetings scheduled during such quarter pursuant to Section 7.1. The foregoing restriction in subsection (a) shall not apply to any Third Party Offerings that are discontinued, become incompatible with a C3 Offering, or for which BHGE or its Customer, as applicable, is unable to secure a required license on commercially reasonable terms.
7.ALLIANCE MANAGEMENT
7.1Project Leaders. Promptly upon the Effective Date, each Party will assign an executive project leader (“Project Leader(s)”) and an additional program management team to manage its internal activities and to coordinate communication between the Parties for the activities contemplated by this Agreement. Exhibit F sets forth the Project Leaders initially designated by each Party, and can be updated by either Party upon prior written notice to the other Party. The Project Leaders and their respective staffs shall gather no less frequently than monthly to discuss, among other relevant matters, matters relating to the activities conducted under this Agreement and the relationship of the Parties. The Parties will promptly identify any additional program management team as needed. The matters subject to the governance process and if needed issue resolution escalation set forth in this Section 7 may include but are not limited to addressing (a) any shortfalls for the development or maintenance of the C3 Applications for Oil and Gas as set forth in Section 6.1; (b) staffing requirements for BHGE’s sales and marketing FTEs as set forth in Section 3.2(a) and for C3.ai’s FDEs as set forth in Section 3.2(b); (c) product roadmaps; (d) Customer satisfaction reviews; (e) reviews of Customer delivery capacity; and (f) reviews of C3 Revenue and related booking projections.
7.2Initial Issue Resolution. If either Party identifies a concern related to this Agreement or the other Party’s performance, including without limitation, an alleged breach by the other Party, it may submit the issue for resolution in accordance with this Section 7. Promptly following the submission by either Party of an issue for consideration under these governance procedures, the Project Leaders will work cooperatively and in good faith to promptly resolve such issue after receipt of written notice thereof (email is sufficient).
7.3Escalation to Executive Sponsors. If the Project Leaders have not successfully resolved an issue referred to them under Section 7.2 within thirty (30) days after it is submitted, either Project Leader may submit the dispute to each Party’s respective executive sponsor (“Executive Sponsor(s)”). Exhibit F sets forth the Executive Sponsors initially designated by each Party, and can be updated by either Party upon prior written notice to the other

Party. The Executive Sponsors must negotiate in good faith to resolve the issue in at least one face-to-face or telephone meeting to be held within thirty (30) days after the issue has been escalated to the Executive Sponsors.
7.4Required Process. For the avoidance of doubt, each Party must initiate the governance process and participate in such process in good faith before initiating any litigation or other legal proceeding regarding this Agreement, and before terminating this Agreement pursuant to Section 12.2, except that a Party may pursue immediate injunctive or other equitable relief in U.S. federal or state courts without regard to the governance provisions of this Agreement, if such Party determines in its sole discretion that such relief is necessary to prevent irreparable harm or protect its Confidential Information, Intellectual Property Rights, or other proprietary rights. Pending resolution of any matter submitted to this governance process, the Parties will continue performance under this Agreement, to the extent feasible.
8.INTELLECTUAL PROPERTY RIGHTS
8.1Ownership
(a)C3.ai. As between the Parties, C3.ai hereby retains all rights, title and interest, including all Intellectual Property Rights, in and to the C3 Technology and the C3 Marks, including all derivative works, modifications, enhancements, and adaptations thereto. No rights are assigned or licenses granted to BHGE hereunder, by implication, estoppel or otherwise, except as expressly set forth in this Agreement, and C3.ai expressly reserves all rights not expressly granted in this Agreement. Except as set forth in Section 4.2, BHGE will not delete or in any manner alter C3.ai’s copyright, patent, or other proprietary notices, if any, appearing in any C3 Technology. The C3 Offerings and all copies thereof are offered for resale as subscriptions or licenses, and nothing set forth in this Agreement shall be construed as a sale of any proprietary or Intellectual Property Rights in or to the C3 Technology, any copies or any part thereof. Accordingly, all references to sale or purchases of the C3 Offerings or any copies thereof, or references of like effect, shall be read and understood to mean subscriptions or licenses thereto.
(b)BHGE.
i.[***]
ii.Except as set forth in the foregoing Section 8.1(b)i, (A) as between the Parties, BHGE hereby retains all rights, title and interest, including all Intellectual Property Rights, in and to the BHGE Technology and the BHGE Marks, including all derivative works, modifications, enhancements, and adaptations thereto and (B) no rights are assigned or licenses granted to C3.ai hereunder, by implication, estoppel or otherwise, except as expressly set forth in this Agreement, and BHGE expressly reserves all rights not expressly granted in this Agreement. Except as set forth in Section 4.2, C3.ai will not delete or in any manner alter BHGE’s copyright, patent, trademark, or other proprietary notices, if any, appearing in any BHGE Technology.
(c)Except as expressly set forth in Section 8.1(b)i, nothing set forth in Section 8.1(a) or Section 8.1(b) above is intended to modify the Intellectual Property Rights ownership provisions of the C3 Offering Internal BHGE Subscription MSSA.
8.2Marks Licenses.
(a)C3.ai. Subject to the terms and conditions of this Agreement, C3.ai hereby grants to BHGE, during the Term, a non-exclusive, non-transferable (except as set forth in Section 13.10), non-sublicensable (except to authorized channel partners), revocable, royalty-free right, in those countries in which C3.ai has such rights, to use C3.ai’s trademarks and brand materials associated with, the C3 Offerings (the “C3 Marks”) or the BHGE/C3 Brand, as applicable, in connection with the promotion, marketing, distribution, licensing and resale of the C3 Offerings pursuant to the terms of this Agreement. BHGE’s use of the C3 Marks will be in accordance with C3.ai’s written guidelines and policies regarding trademark usage as established from time to time by C3.ai and provided to BHGE in advance; provided that, in the event of any update to C3.ai’s written trademark usage guidelines and policies, BHGE shall be permitted to continue using any materials existing as of the date of receipt of such notice and bearing the C3 Marks for ninety (90) days following the receipt of such notice. All use of the C3 Marks, and all goodwill arising out of such use, shall inure to the sole benefit of C3.ai. BHGE shall not adopt or use as part or all of any corporate name, trade name, trademark, service mark, certification mark, any of the C3 Marks or any other designation confusingly similar to any of the C3 Marks, without C3.ai’s prior written approval. BHGE shall comply with all applicable laws and regulations pertaining to the proper use and designation of the C3 Marks. BHGE shall not make any use of the C3 Marks that will tarnish, blur or dilute the quality associated with the C3 Marks or the associated goodwill. BHGE will not register any of the C3 Marks or any combination of words that are confusingly similar to the C3 Marks anywhere in the world. The Parties agree that the current level of quality of the goods being offered meets the trademark owner’s standards.
(b)BHGE. Subject to the terms and conditions of this Agreement, BHGE hereby grants to C3.ai, during the Term, a non-exclusive, non-transferable (except as set forth in Section 13.10), non-sublicensable, revocable, royalty-free right, in those countries in which BHGE has such rights, to use BHGE’s trade names (but in no event any trade names of General Electric Company) (the “BHGE Marks”) (i) to the extent included in the BHGE/C3 Brand, as applicable, in connection with the promotion, marketing, distribution, licensing and resale of the C3 Offerings in the BHGE Field pursuant to the terms of this Agreement and (ii) in connection with the promoting and marketing of the C3 Offerings in press releases and other similar materials and related activities promoting the relationship of the Parties and the activities conducted under this Agreement. Any use by C3.ai of the BHGE Marks shall be in accordance with BHGE’s written guidelines and policies regarding trademark usage as established from time to time by BHGE and conveyed in advance to C3.ai; provided that, in the event of any update to BHGE’s written trademark usage guidelines and policies, C3.ai shall be permitted to continue using any materials existing as of the date of receipt of such notice and bearing the BHGE Marks for ninety (90) days following the receipt of such notice. All use of the BHGE Marks, and all goodwill arising out of such use, shall inure to the sole benefit of BHGE. C3.ai shall not adopt or use as part or all of any corporate name, trade name, trademark, service mark, certification mark, any of the BHGE Marks or any other designation confusingly similar to any of the BHGE Marks, without BHGE’s prior written approval. C3.ai shall comply with all applicable laws and regulations pertaining to the proper use and designation of the BHGE Marks. C3.ai shall not make any use of the BHGE Marks that will tarnish, blur or dilute the quality associated with the BHGE Marks or the associated goodwill. C3.ai will not register any of the BHGE Marks or any combination of words that are confusingly similar to the BHGE Marks anywhere in the world.
8.3No Joint Development. The Parties do not intend to jointly develop or create any intellectual property under or in connection with this Agreement. The Parties will negotiate a separate agreement prior to the creation of any joint intellectual property.
8.4BHGE Technology License. BHGE may determine that it is in the best interests of both Parties for BHGE to make available to C3.ai (a) certain technology (including software or machine learning models) in which BHGE owns the Intellectual Property Rights (“BHGE Provided Technology”) applicable to the BHGE Field and (b) feedback concerning the C3 Offerings (“Feedback”), in each case in order to accelerate or improve the achievement of the objectives of this Agreement to effect the digital transformation in the BHGE Field. To the extent that BHGE (i) expressly provides, identifies and makes available electronically or in writing any BHGE Provided Technology or (ii) otherwise provides to C3.ai any Feedback, BHGE hereby grants to C3.ai and its Affiliates, a non-exclusive, irrevocable, perpetual, worldwide, fully paid-up, non-transferable, sub-licensable license to copy, use, modify, and distribute such BHGE Provided Technology and Feedback in connection with C3’s development obligations set forth in Section 6.1 and the promotion, marketing, distribution, licensing, and sale of the C3 Offerings.
8.5BHGE and C3 Responsibilities. During the Term, neither Party shall, or assist third parties to: (a) other than in connection with routine documented cybersecurity testing, attempt to gain unauthorized access to any Offering of the other Party or any related systems or networks; (b) reverse engineer any Offering of the other Party (to the extent such restriction is permitted by law); or (c) alter, modify or create derivative works of any Offering of the other Party (except, in the case of BHGE, as permitted under the C3 Offering Internal BHGE Subscription MSSA).

9.CONFIDENTIALITY
9.1Confidential Information. “Confidential Information” means each Party’s trade secrets or other information that is not generally available to the public, whether of a technical, business or other nature (including, without limitation, information relating to either Party’s technology, software, data, products, services, designs, methodologies, business structure, finances, business plans, marketing plans, customers, prospects or other affairs), including any such information that is marked “confidential” or is otherwise clearly identified in writing as confidential at the time of disclosure. Confidential Information also includes any non-public information that has been made available to disclosing Party by third parties that the disclosing Party is obligated to keep confidential. “Sensitive Information” means the Confidential Information of a Party that is intended to only be disclosed to certain individuals and/or job functions, and is designated accordingly. The term “Confidential Information” shall not be deemed to include information which (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available to the public; (b) is known by the receiving Party at the time of receiving such information from the disclosing Party, without any obligation to keep such information confidential, as evidenced by the receiving Party’s contemporaneous written records; (c) is hereafter furnished to the receiving Party by a third party, as a matter of right and without restriction on disclosure by such third party; (d) is independently developed by the receiving Party without any breach of this Agreement or use of Confidential Information of the disclosing Party, as evidenced by the receiving Party’s contemporaneous written records; or (e) is the subject of a prior written permission to disclose provided by the disclosing Party.
9.2Non-Use and Nondisclosure. Each Party shall maintain the Confidential Information of the other Party in trust and confidence, including using at least those measures it uses to protect its own most valuable confidential information, and shall not disclose to any third party or use any Confidential Information of the other Party for any unauthorized purpose. Without limiting the foregoing, (a) BHGE may not disclose any of C3.ai’s Confidential Information to any of the persons listed in Exhibit I (“Restricted Parties”); (b) prior to disclosing any of the disclosing Party’s Confidential Information to any third party, the receiving Party shall enter into a mutual non-disclosure agreement in substance as protective thereof as the terms of the C3 MNDA; and (c) C3.ai may not disclose any of BHGE’s Confidential Information to Restricted Purchasers. Each Party may use the Confidential Information of the other Party only to the extent required for the purpose of exercising its rights and performing its obligations pursuant to this Agreement. Neither Party may use the Confidential Information of the other Party for any other purpose or in any manner that would constitute a violation of any laws or regulations. Each Party’s obligations of confidentiality and nondisclosure under this Agreement shall be in effect until such information falls under the exceptions under Section 9.1, except as a result of the receiving Party’s breach of this Agreement. The C3 Offerings shall be deemed the Confidential Information of C3.ai and the BHGE Offerings shall be deemed the Confidential Information of BHGE.
9.3Disclosure to Employees. Confidential Information of the disclosing Party may only be disclosed to the receiving Party’s (a) employees (including the employees of its Affiliates), (b) subcontractors (who in the case of BHGE, may not be Restricted Parties and, in the case of C3.ai, may not be Restricted Purchasers), (c) BHGE’s sub-distributors (that have been pre-approved pursuant to Section 2.1 and that may not be Restricted Parties) and (d) C3’s sub-distributors in the BHGE Field (that have been approved pursuant to Section 2.2), in each case of (a) – (d) who have a need to know such information under this Agreement, and who have entered into confidentiality agreements with the receiving Party that are no less protective than this Agreement. Without limiting the foregoing, no Sensitive Information of the disclosing Party may be disclosed by the receiving Party other than to (i) those individuals and/or job functions expressly designated in writing by the disclosing Party, (ii) solely to the extent necessary as a result of legal or compliance requirements, the receiving Party’s legal representatives and (iii) pursuant to Section 9.5. Each Party shall advise its employees (and the employees of its Affiliates), subcontractors, and sub-distributors, who may have access to the Confidential Information of the other Party of the confidential nature thereof and of their duty to protect such Confidential Information from improper use or disclosure, and agrees that each Party will be responsible for the actions or omissions of such employees (including the employees of their Affiliates), subcontractors and sub-distributors.
9.4Return of Confidential Information. Upon a Party’s written request, or upon expiration or termination of this Agreement, the other Party shall return all originals and all reproductions and copies of all

Confidential Information of the requesting Party, whether printed or otherwise, or delete all Confidential Information of the other Party from its electronic records and shall certify that it has done so, in a writing signed by an officer of such Party, provided that (a) C3.ai may retain copies of, and continue to use, the BHGE Technology as intended under Section 8.4 and (b) the receiving Party may retain copies of any of the disclosing Party’s Confidential Information solely as necessary for compliance purposes and as necessary to continue to fulfill its surviving obligations under this Agreement and any then outstanding Customer agreements, all in accordance with such receiving Party’s document retention policy (provided that any such copies shall be maintained in compliance with the confidentiality obligations of this Section 9 and such receiving Party’s information security standards).
9.5Required Disclosure. Each Party may disclose the Confidential Information of the other Party when required by law or otherwise in response to a valid order of a court or other governmental body (provided, however, that, if legally permissible, such Party shall first have given notice to the other Party and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued) and in any event, does not disclose any more Confidential Information than is reasonably necessary in the circumstances.
9.6Without limiting the foregoing, each Party agrees that any unauthorized use of the other Party’s Confidential Information may cause immediate and irreparable injury to the disclosing Party and therefore money damages would be incalculable and insufficient. Accordingly, in such instances each Party will be entitled, in addition to any other available remedies at law or in equity, to seek equitable relief, including immediate injunctive relief or specific performance or both, without bond and without necessity of showing actual monetary damages, with any competent court or enforcement agencies.
10.INDEMNIFICATION
10.1By BHGE. BHGE will defend C3.ai, its Affiliates, and each of its and their respective officers, directors, agents, and employees (“C3.ai Indemnified Parties”) against any claim, suit or proceeding made or brought against any of them by a third party based on or arising out of, (a) BHGE’s marketing, promotion or distribution of the C3 Offerings other than in accordance with this Agreement; (b) any warranties or representations made by BHGE to Customers with regard to the C3 Offerings that have not been authorized or that differ from those provided by C3.ai; (c) BHGE’s employees’ claim(s) related to their employment with, or termination of employment with, BHGE; or (d) BHGE’s material breach of this Agreement (a “Claim Against C3.ai”), and will indemnify C3.ai Indemnified Parties from any damages, attorneys’ fees and costs finally awarded against any of them as a result of, or for amounts paid by a C3.ai Indemnified Party under a settlement approved by BHGE in writing of, a Claim Against C3.ai, provided C3.ai (i) promptly gives BHGE written notice of the Claim Against C3.ai, (ii) gives BHGE sole control of the defense and settlement of the Claim Against C3.ai (except that BHGE may not settle any Claim Against C3.ai unless it unconditionally releases C3.ai of all liability), and (iii) gives BHGE all reasonable assistance, at BHGE’s expense.
10.2By C3.ai.
(a)C3.ai will defend BHGE, its Affiliates, and each of its and their respective officers, directors, agents, and employees (“BHGE Indemnified Parties”) against any claim, suit or proceeding made or brought against any of them by a third party (i) alleging that BHGE’s distribution of C3 Offerings as authorized hereunder infringes, misappropriates or otherwise violates such third party’s Intellectual Property Rights (an “IP Claim Against BHGE”) or (ii) based on or arising out of C3.ai’s material breach of this Agreement (any claim, suit or proceeding described in subsections (i) and (ii), a “Claim Against BHGE”), and will indemnify BHGE Indemnified Parties from any damages, attorneys’ fees and costs finally awarded against any of them as a result of, or for amounts paid by an BHGE Indemnified Party under a settlement approved by C3.ai in writing of, a Claim Against BHGE, provided BHGE (x) promptly gives C3.ai written notice of the Claim Against BHGE, (y) gives C3.ai sole control of the defense and settlement of the Claim Against BHGE (except that C3.ai may not settle any Claim Against BHGE unless it unconditionally releases BHGE of all liability), and (z) gives C3.ai all reasonable assistance, at C3.ai’s expense. The foregoing obligation shall not apply with respect to an IP Claim Against BHGE to the extent such claim arises out of: (A) BHGE’s unauthorized distribution of a C3 Offering or use of a C3

Offering other than in accordance with the terms and conditions of this Agreement, (B) use of a C3 Offering in combination with any software, hardware, network, data, or system not supplied or warranted by C3.ai (“Third Party Component”), unless the structure or operation of the Third Party Component is only incidental to the Claim Against Customer, (C) any modification or alteration of a C3 Offering (other than by or on behalf of C3.ai), or (D) BHGE’s continued use of the allegedly infringing, misappropriating or otherwise violating activity after being informed of modifications that without materially deprecating the functionality, would avoid the alleged infringement, misappropriation or violation without BHGE incurring any cost, obligation or liability.
(b)In the event of any such IP Claim Against BHGE, C3.ai may in C3.ai’s reasonable discretion (without limiting its indemnification obligations under this Section 10.2) and at no cost to BHGE (i) modify the C3 Offering so that it is no longer claimed to infringe, misappropriate or otherwise violate, (ii) obtain a license for BHGE’s continued distribution of that C3 Offering in accordance with this Agreement, or (iii) terminate BHGE’s right to distribute that C3 Offering, subject to agreement with BHGE on the appropriate financial accommodation to be provided to BHGE in connection therewith.
11.WARRANTY DISCLAIMER; LIMITATION OF LIABILITY
11.1EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES TO THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS ALL STATUTORY OR IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE. WHEN ACTING AS A SALES AGENT, BHGE IS NOT AUTHORIZED TO MAKE ANY WARRANTY OR REPRESENTATION CONCERNING THE C3 OFFERINGS OTHER THAN AS PROVIDED, IF AT ALL, TO CUSTOMERS BY C3.ai OR AS SET FORTH IN THE TRIAL MSSA OR MSSA OR OTHERWISE AGREED BY C3.ai. WHEN ACTING AS A RESELLER, BHGE MAY MAKE SUCH ADDITIONAL WARRANTIES AND REPRESENTATIONS; PROVIDED THAT ANY INCREMENTAL LIABILITY RESULTING FROM SUCH ADDITIONAL WARRANTIES AND REPRESENTATIONS SHALL BE BORNE BY BHGE. Except for the warranties expressly set forth in this Agreement, the C3 Offerings are not designed, intended, or warranted for use or inclusion in life support or nuclear reactions applications, nor applications where failure or inaccuracy might cause death or personal injury.
11.2IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR: (A) ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND WHETHER OR NOT ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES; OR (B) DAMAGES FOR LOST PROFITS. WITHOUT LIMITING THE FOREGOING, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTY, OR EXCLUSION OF DAMAGES IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER SUCH PROVISION. FURTHER, IN THE EVENT THAT ANY REMEDY HEREUNDER IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES SHALL REMAIN IN EFFECT. IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING UNDER, WITH RESPECT TO, OR IN CONNECTION WITH THE SUBJECT MATTER OF, THIS AGREEMENT EXCEED [***]. NONE OF THE LIMITATIONS SET FORTH IN THIS SECTION 11.2 APPLIES TO AMOUNTS PAYABLE BY EITHER PARTY PURSUANT TO SECTION 5, OR TO LIABILITIES ARISING OUT OF A PARTY’S INDEMNIFICATION OBLIGATIONS OR VIOLATIONS OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS.
12.TERM AND TERMINATION
12.1Term. This Agreement shall commence on the Effective Date and unless earlier terminated as set forth below, shall remain in full force and effect for a period of three (3) years (the “Initial Term”). The Parties shall negotiate in good faith the renewal(s) of this Agreement for additional three (3) year term(s) a minimum of six (6) months prior to the expiration of the immediately preceding term; provided that, for the avoidance of doubt, any such renewal(s) may or may not include minimum payment obligations (subject to the mutual agreement of the Parties during such negotiations) (each renewal term, if any mutually agreed, shall be referred to as the “Renewal Term,” and together with the Initial Term, the “Term”).
12.2Termination. Provided the Parties have first exhausted the escalation and resolution procedures of Section 7, either C3.ai or BHGE may terminate this Agreement immediately upon written notice in the event that (a) the other materially breaches this Agreement, and such material breach is not cured within thirty (30) days of written notice thereof; (b) a receiver or trustee is appointed for the other Party and is not discharged within sixty (60) days;
(a)the other Party admits in writing its inability to pay debts as they mature, is adjudicated bankrupt, or makes an assignment for the benefit of its creditors or another arrangement of similar import; or (d) proceedings under bankruptcy or insolvency laws for the purposes of bankruptcy, reorganization or liquidation are commenced by or against the other Party and are not dismissed within sixty (60) days.
12.3Effect of Termination.
(a)Following the termination or expiration of this Agreement:
i.Subject to Sections 12.3(a)ii and 12.3(c), all rights granted by each Party to the other Party shall terminate immediately, and BHGE will cease immediately any marketing, promotion, distribution, licensing and resale of the C3 Offerings;
ii.Subject to Section 12.3(c), as promptly as reasonably practicable, but in any event within sixty (60) days following termination or expiration of this Agreement, each Party shall cease any and all display, advertising, and other use of the other Party’s Marks or the BHGE/C3 Brand; and
iii.as promptly as reasonably practicable (but no later than ninety (90) days after the effective date of termination or expiration of this Agreement or, if applicable, the Exclusive Opportunity Period), (A) BHGE will, except as set forth in Section 12.3(a)iv, make a cash payment to C3.ai equal to all undisputed amounts unpaid with respect to the Minimum Annual Revenue Commitment, and (B) C3.ai will pay to BHGE all undisputed amounts unpaid with respect to Sales Commissions (as defined in Exhibit B-1), if any;
iv.Notwithstanding Section 5.1(a) in the event of any termination of this Agreement by BHGE pursuant to Sections 12.2, 13.9, or 13.10, BHGE shall have no further obligation to pay to C3 any amounts unpaid with respect to the Minimum Annual Revenue Commitment for the remainder of the Term (including the contract year in which termination occurs).
(b)Expiration or termination of this Agreement shall not affect (i) the rights of those Customers that licensed or subscribed to the C3 Offerings prior to the effective date of such expiration or termination or (ii) the rights granted to BHGE under the C3 Offering Internal BHGE Subscription MSSA, subject, in each case, to the applicable terms of their respective agreements governing the use of the C3 Offerings. Notwithstanding the foregoing, in the event that C3.ai terminates this Agreement pursuant to Section 12.2 for BHGE’s material breach of its payment obligations with respect to a certain Customer to which BHGE resold C3 Offerings under Exhibit D-2, C3.ai may in its sole discretion terminate any and/or all rights granted to such Customer with respect to such C3 Offerings.
(c)For a period of six (6) months following (i) the expiration of this Agreement or (ii) at the election of the terminating Party in its sole discretion in the event of a termination of this Agreement by such Party, the termination of this Agreement (the “Exclusive Opportunity Period”), the Parties will continue to participate in any then active negotiations for the sale of C3 Offerings to prospective Customers (each, a “Customer Opportunity”), and the terms of this Agreement shall continue in full force and effect during the Exclusive Opportunity Period solely with respect to each such specific Customer Opportunity (and not with respect to any other opportunities with such prospective Customer(s) or any other customers) until the earlier of, (A) the end of the Exclusive Opportunity Period, or (B) the conclusion of the contract for the Customer Opportunity.

12.4Survival. Sections 2.3 (Reservation of Rights by C3.ai), 5.4 (Records and Reporting), 5.5 (Audits), 8 (Intellectual Property Rights) (provided that Section 8.2 (Marks Licenses) shall survive only as set forth in Section 12.3), 9 (Confidentiality), 10 (Indemnification), 11 (Warranty Disclaimer; Limitation of Liability), 12.3 (Effect of Termination), 12.4 (Survival), 13 (General Provisions) and any provisions that survive during the Exclusive Opportunity Period pursuant to Section 12.3 (c), will survive the expiration or termination of this Agreement.
13.GENERAL PROVISIONS
13.1Intellectual Property. C3.ai represents and warrants that it solely and exclusively owns all right, title and interest in and to, or has the right to license as contemplated under this Agreement, the C3 Offerings, and that the C3 Offerings do not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party. Section 10.2 is BHGE’s sole remedy and C3.ai’s sole liability for breach of this Section 13.1.
13.2. U.S. Government Contracts. BHGE will not distribute the C3 Offerings to the United States Federal Government either directly or indirectly, or through the General Services Administration without C3.ai’s prior written approval.
13.2Export Controls. Each Party agrees to comply with all applicable export and reexport control laws and regulations, including the Export Administration Regulations (“ EAR”) (15 CFR Part 730 et seq.) maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations (22 CFR Part 121 et seq.) maintained by the Department of State, and the DoD Industrial Security Regulation (DoD 5220.22-R). Specifically, each Party covenants that it shall not -- directly or indirectly -- sell, export, reexport, transfer, divert, or otherwise dispose of any products, software, or technology (including products derived from or based on such technology) of C3.ai distributed under this Agreement to any destination, entity, or person prohibited by the laws or regulations of the United States, without obtaining prior authorization from the competent government authorities as required by those laws and regulations. To the extent required by applicable law, C3.ai shall (a) maintain the License Exception ENC (EAR Part 740.17) for the C3 Offerings (including, without limitation, by meeting any applicable annual or semiannual reporting requirements) and (b) ensure that the correct Export Control Classification Number (“ECCN”) is attributed to each of the C3 Offerings. C3.ai will notify BHGE in the event of any update to the ECCN of any C3 Offering. Each Party represents that it is not named on any U.S. government denied-party list. Each Party agrees to indemnify, to the fullest extent permitted by law, the other Party from and against any fines or penalties that may arise as a result of such Party’s breach of this Section 13.3.
13.3Anti-Corruption. Each Party represents and warrants that it has reviewed and understands the applicable Anti-Corruption Laws and that, in connection with this Agreement, it has not and shall not take, directly or indirectly, any action that would constitute a violation of the Anti-Corruption Laws, or otherwise cause the other Party, its Affiliates, or its or their Personnel to be in violation of the Anti-Corruption Laws. Upon reasonable written notice, a Party shall provide available documents to verify training for compliance with the Anti-Corruption Laws. For purposes of this Section 13.4, “Anti-Corruption Laws” means any applicable U.S. or foreign anti-bribery and anti-corruption laws, along with their implementing rules and regulations, as amended from time to time, including, but not limited to, the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010, the Brazil Clean Company Act, Law No. 12.846 (2013), Russian Federal Anti-Corruption Law No. 273, and those laws and regulations intended to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions. “Personnel” includes a Party’s or its Affiliates’ current officers, directors, employees or agents. Each Party agrees to indemnify, to the fullest extent permitted by law, the other Party from and against any fines or penalties that may arise as a result of such Party’s breach of this Section 13.4.
13.4Privacy and Data Protection. To the extent the Processing by either Party of Personal Data (as defined in the Regulation (EU) 2016/679) relating to data subjects in the European Economic Area is required under this Agreement, the Parties shall, and shall cause their Affiliates and Personnel to, comply with all applicable laws and regulations with respect to such Processing.

13.5Compliance with Laws. Without limiting any other terms set forth in this Agreement, each Party will and will require its Affiliates and Personnel to observe and comply with all applicable laws and the safety and security policies of the other Party.
13.6Publicity. Subject to applicable law, (a) the Parties agree to make a joint market announcement no later than thirty (30) days following the Effective Date and (b) thereafter, neither Party will issue any press release or public statements regarding the terms and conditions of this Agreement, and/or the details of the relationship between the Parties contemplated hereby, without the prior written approval of the other Party (not to be unreasonably withheld, conditioned or delayed).
13.7Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing and addressed to the other Party’s Project Leader at such other Party’s corporate office or as otherwise designated in writing and shall be deemed effectively given on the earliest of: (a) when delivered, if personally delivered; (b) on the third (3rd) business day following the date of mailing if delivered by certified or registered mail, return receipt requested; (c) on the date of transmission, if delivered by facsimile or email transmission; (d) the scheduled day of delivery if delivered via express courier; or (e) when received by the Party to whom notice is intended or required to be given.
13.8Force Majeure. Any delay in the performance of any duties or obligations of a Party (except the payment of money) will not be considered a breach of this Agreement if such delay is caused by a fire, earthquake, flood, war, or any other event beyond the reasonable control of such Party (a “Force Majeure Event”); provided that such Party uses reasonable efforts, under the circumstances, to notify the other Party of the circumstances causing the delay and to resume performance as soon as possible. Notwithstanding anything in this Agreement to the contrary, in the event of a Force Majeure Event that prevents the ability of a Party to materially perform under this Agreement for more than one hundred and eighty (180) days, the other Party may terminate this Agreement immediately upon written notice to such other Party without any further liability to the notifying Party.
13.9Assignment. Except to an Affiliate, neither Party may assign this Agreement without the prior written consent of the other Party. A change of control of a Party (including by way of an initial public offering), a sale or transfer of all or substantially all of a Party’s assets or business related to the subject matter of this Agreement (by merger, acquisition, stock sale, asset sale or otherwise), reorganization, derivative transaction, reincorporation, or a similar transaction or series of transactions shall not be deemed an assignment. C3.ai shall provide BHGE with written notice prior to the consummation of a transaction (or a series of transactions) pursuant to which a person listed on Exhibit H (“Restricted Purchaser”) would acquire all or substantially all of C3.ai’s (together with its Affiliates’) assets or business related to the subject matter of this Agreement (by merger, acquisition, stock sale, asset sale or otherwise), and BHGE may terminate this Agreement upon written notice to C3.ai within no more than ten (10) business days from the date of receipt of C3’s written notice; provided that such termination shall only become effective upon consummation of such transaction (or series of transactions). Any purported assignment or transfer of this Agreement, except as permitted herein, shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. For the avoidance of doubt, this Agreement shall remain in full force and effect in accordance with its terms notwithstanding any sales by General Electric Company of its direct or indirect interests in BHGE, or General Electric Company’s ceasing to be a 50%+ direct or indirect equity holder of BHGE.
13.10Governing Law; ICC Mediation and Arbitration. This Agreement shall be interpreted and construed, and the legal relationships created hereby shall be construed in accordance with the laws of the State of Delaware (USA), without regard to its conflicts of law principles. The application of the United Nations Convention on Contracts for the International Sale of Goods is expressly excluded. In the event that any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to mediation or arbitration, exists after the process set forth in Section 7 has been completed, the Parties shall refer the dispute, claim or controversy to proceedings under the International Chamber of Commerce (ICC) Mediation Rules (the “Rules of Mediation”), to be conducted in San Francisco, California. If any such dispute has not been settled pursuant to the Rules of Mediation within sixty (60) days following the filing of a request for mediation, such dispute, claim or controversy shall thereafter be determined pursuant to the Rules of Arbitration of the International Chamber of Commerce (the “Rules of Arbitration”) by three arbitrators appointed in accordance with the Rules of Arbitration, which arbitration shall be held in San Francisco, California. Judgment on the award may be entered in the Federal and state courts located in San Francisco, California. This Section 13.11 shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Each of the Parties hereby consents to service of process by registered mail, return receipt requested, at such Party’s address. All offers, promises, and conduct, whether oral or written, made in the course of the issue resolution pursuant to Section 7 by the Parties or their agents are confidential, privileged and inadmissible for any purpose, including impeachment, in arbitration or other proceeding, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation.
13.11Independent Contractors; No Partnership. It is expressly agreed that C3.ai and BHGE are acting hereunder as independent contractors and under no circumstances shall any employees of one Party be deemed the employees of the other Party for any purpose; provided that nothing set forth herein or otherwise restricts or prohibits either party from soliciting or hiring employees or subcontractors of the other party. Each Party shall bear responsibility for its own employees, including terms of employment, wages, hours, tax withholding, required insurance, and daily direction and control. This Agreement shall not be construed as authority for either Party to act for the other Party in any agency or other capacity, or to make commitments of any kind for the account of, or on behalf of, the other. The Parties agree that BHGE is not a partner, broker, employee or franchisee of C3.ai.
13.12Attorneys’ Fees. In the event of any arbitration or other legal proceedings arising out of or related to this Agreement, the prevailing Party shall be entitled to attorneys’ fees and all costs and expenses of proceedings incurred in connection therewith.
13.13Amendments; Waivers. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a writing signed by both Parties (in the case of amendments and modifications) or by the Party to be charged thereby (in the case of waivers). Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.
13.14Severability. In the event that a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforced in accordance with their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.
13.15No Third Party Beneficiary. Nothing in this Agreement is intended to, or shall, create any third-party beneficiaries, whether intended or incidental, and no Party shall make any representation to the contrary.
13.16Construction. The Parties acknowledge that this Agreement was negotiated at arms-length by commercial entities with access to legal counsel, and no term or provision herein shall be construed favorably or unfavorably as to either Party based upon which Party drafted or negotiated such term or provision.
13.17Exhibits. The exhibits attached hereto are an integral part of this Agreement and are hereby incorporated by reference into this Agreement.
13.18Entire Agreement. This Agreement, together with the exhibits attached hereto, constitutes the entire agreement between the Parties and supersedes any and all prior and contemporaneous oral or written understandings between the Parties relating to the subject matter hereof. No Party has relied on any statements or representations that have not been included in this Agreement. The order of precedence shall be: (a) this Agreement and (b) the exhibits hereto.
13.19Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original. This Agreement may be executed by one or more of the Parties by facsimile or other electronically transmitted signature and each Party agrees that the reproduction of signatures by way of such methods will be treated as though such reproductions were executed originals.
Signature Page Follows

The Parties hereto have executed this Joint Venture Agreement as of the Effective Date.

C3.ai:		BHGE:

C3 IoT, Inc. d/b/a C3.ai		Baker Hughes, a GE company, LLC

By:	/s/ Thomas M. Siebel	By:
Name:	Thomas M. Siebel	Name:
Title:	CEO	Title:

The Parties hereto have executed this Joint Venture Agreement as of the Effective Date.

C3.ai:	BHGE:

C3 IoT, Inc. d/b/a C3.ai	Baker Hughes, a GE company, LLC

By:	By:	/s/ Derek Mathieson
Name:	Name:	Derek Mathieson
Title:	Title:	Chief Marketing & Technology Officer

EXHIBIT B-1
MINIMUM ANNUAL REVENUE COMMITMENT
1.Minimum Annual Revenue Commitment.

	Annual Period of the Agreement from the Effective Date	Minimum Annual Revenue Commitment Amount
1.	Year 1	Fifty Million US Dollars (US$50 Million)
2.	Year 2	One Hundred Million US Dollars (US$100 Million)
3.	Year 3	One Hundred Seventy Million US Dollars (US$170 Million)
4.	TOTAL	Three Hundred Twenty Million US Dollars (US$320 Million)
2.Shortfall. Subject to Section 4 of this Exhibit B-1, if the C3 Revenue is less than the corresponding Minimum Annual Revenue Commitment for such year (“Shortfall”), BHGE shall pay C3.ai a cash payment in the amount equal to the difference between the applicable Minimum Annual Revenue Commitment and the actual C3 Revenue (“Shortfall Cash Payment”). For example, if during Year 1, the actual C3 Revenue is US$45 million, the Shortfall Cash Payment will equal US$5 million.
3.Overage. [***]
4.Conditions. [***]
[***]

EXHIBIT E
DEVELOPMENT
1. Development Roadmap
1.1. C3.ai will use commercially reasonable efforts to develop and maintain the C3 ReliabilityTM for Oil and Gas pursuant to the Product Statement of Direction attached as Appendix E-1 hereto; provided that, at BHGE’s request and upon mutual agreement (not to be unreasonably withheld, conditioned or delayed), the Parties may swap out one or more features for features of a comparable scope, prior to the start of a product specification of a feature.
1.2. C3.ai will use commercially reasonable efforts to develop and maintain the C3 Production OptimizationTM for Oil and Gas pursuant to the Product Statement of Direction attached as Appendix E-2 hereto; provided that, at BHGE’s request and upon mutual agreement (not to be unreasonably withheld, conditioned or delayed), the Parties may swap out one or more features for features of a comparable scope, prior to the start of a product specification of a feature.
1.3. In addition, by the end of the second year of the Initial Term (“Year 2”), C3.ai will deliver up to [***] new features to be agreed no later than 90 days in advance of the start of Year 2 as part of a joint roadmap planning session. Each new feature shall be comparable in scope to a feature agreed in Year 1.
1.4. By the end of the third year of the Initial Term (“Year 3”), C3.ai will deliver up to [***] new features to be agreed no later than 90 days in advance of the start of Year 3 as part of a joint roadmap planning session. Each new feature shall be comparable in scope to a feature agreed in Year 1.
1.5. C3.ai and BHGE will meet and prioritize a joint roadmap every 3 months during the Initial Term, to prioritize the features for subsequent releases of these software products. This will include the executive sponsors, product, customer service, and sales leadership.
1.6. C3.ai will train and enable BHGE (and potentially other) domain experts to provide high-end domain analytic services to Customers. These analytics should periodically be reviewed for potential generalization and future product roadmap.
2. Professional Services
2.1. C3.ai will manage a C3.ai professional services and data science team and/or with third-party partners to collaboratively deliver use-cases as set forth in statement(s) of work with Customer(s). A use-case can be a custom development project or an implementation of an existing product or early feature development.
2.2. C3.ai will work with system integrators and other relevant partners to provide service capabilities in the appropriate locations to create custom workflows and use cases for Customers. These custom workflows and use cases should periodically be reviewed with BHGE for potential generalization and incorporation into the C3.ai product roadmap.